EXHIBIT 10.2(G)

                         CFS BANK
                CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made effective as of April 10, 1998, by and between CFS Bank (the "Bank"), a Federally chartered savings institution, with its office at 93-22 Jamaica Avenue, Woodhaven, New York 11421, and Mark A. Ricca (the "Executive"). The Bank is the wholly-owned subsidiary of Haven Bancorp, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware.

WHEREAS, the Bank recognizes the substantial contribution the Executive will make to the Bank and wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, the Executive has been elected to, and has agreed to serve in the position of Senior Vice President and General Counsel for the Bank, a position of substantial responsibility;

NOW, THEREFORE, in consideration of the contribution and responsibilities of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.  TERM OF AGREEMENT.

      The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter; provided, however, commencing as of September 23, 1998, and continuing on each anniversary of such date thereafter (each, an "Anniversary Date") the Board of Directors of the Bank (the "Board") may extend this Agreement to the second anniversary of such Anniversary Date such that the remaining term of this Agreement shall be for a period of twenty-four (24) full calendar months commencing as of such Anniversary Date. The Board will review the Agreement and the Executive's performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

2.  PAYMENTS TO THE EXECUTIVE UPON CHANGE IN CONTROL.

     (a) Upon the occurrence of a Change in Control of the Bank or the Company (as herein defined) followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment, other than for Cause, as defined in
Section 2(c) hereof, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, the Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control.

     (b) Definition of a Change in Control. A "Change in Control" shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the Company's current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change of Control of the Bank or Company within the meaning of the Change in Bank Control Act and the rules and regulations promulgated thereunder by the appropriate federal banking agency, as in effect on the date hereof; or (iii) results in a transaction requiring prior Federal Reserve Board ("FRB") approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB, as in effect on the date hereof; or (iv) results in a transaction requiring prior Office of Thrift Supervision ("OTS") (or its predecessor agency) approval under the Home Owners' Loan Act and the regulations promulgated thereunder by the OTS, as in effect on the date hereof. Without limiting the foregoing, a Change in Control shall be deemed to have occurred at such time as: (A) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank's or the Company's outstanding securities, except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by the Bank's employee stock ownership plan and trust;
(B) individuals who constitute the Board of Directors of the Company or the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company becomes effective or a similar transaction occurs in which the Bank or Company is not the resulting entity; (D) a plan of reorganization, merger or consolidation of the Company or Bank or a similar transaction with one or more corporations, which will result in the outstanding shares of the class of securities then subject to such plan or transaction being exchanged for or converted into cash or property or securities not issued by the Bank or the Company, is approved by the stockholders of the Company in response to a proxy statement that was distributed, soliciting proxies from stockholders of the Company, by someone other than the current management of the Company; or (E) 20% or more of the voting securities of the Bank or Company then outstanding are tendered and accepted by an offeror as of the closing of a tender offer for such securities.

     (c) The Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any material provision of this Agreement. For purposes of this Section, no act, or the failure to act, on the Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates. Notwithstanding the foregoing, the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board at such meeting and which such meeting shall be held not more than 30 days from the date of notice during which period the Executive may be suspended with pay), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options or limited rights granted to the Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company or any subsidiary thereof, shall become null and void upon the Executive's receipt of Notice of Termination for Cause pursuant to
Section 4 hereof, and shall not be exercisable by the Executive at any time subsequent to such Termination for Cause.

3.  TERMINATION BENEFITS.

     (a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment with the Bank, other than for Termination for Cause, the Bank shall pay the Executive, or in the event of the Executive's subsequent death, the Executive's beneficiary or beneficiaries, or the Executive's estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the following:

     (i) within thirty (30) days following the Executive's termi-nation of employment with the Bank, a lump sum payment, in an amount equal to the present value of the salary that the Executive would have earned if the Executive had continued working for the Bank during the two (2) year period immediately following the Executive's Date of Termination (as defined in Section 4(b)) at the annual rate of salary in effect for the Executive immediately prior to the Change of Control or the Executive's Date of Termination (whichever is greater), where such present value is to be deter-mined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986 (the "Code"), compounded using the compounding period corresponding to the Bank's regular payroll periods for its officers;

     (ii) within thirty (30) days following the Executive's termi-nation of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of:

     (A) the present value of the aggregate benefits to which the Executive would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Bank, if the Executive were 100% vested thereunder and had continued working for the Bank for the two (2) year period following the Executive's Date of Termination, such benefits to be determined as of Date of Termination by adding to the service actually recognized under such plans an additional period equal to the two (2) year period following the Executive's Date of Termination and by including in the compensation recognized under such plans, all the amounts payable under Sections 3(a)(i) and (v) to the extent such amounts would have been credited under such plans had they been paid over such two (2) year period; over

     (B) the present value of the benefits to which the Executive is actually entitled under such defined benefit pension plans as of his Date of Termination;

where such present values are to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's termination of employment occurs ("Applicable PBGC Rate");

     (iii) within thirty (30) days following the Executive's termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which the Executive would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of the Bank, if the Executive were 100% vested thereunder and had continued working for the Company and the Bank during the two (2) year period following the Executive's Date of Termination at the annual rate of compensation in effect for the Executive immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater), and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate;

     (iv) within thirty (30) days following the Executive's termination of employment with the Bank, a lump sum payment in an amount equal to the fair market value (determined as of the Executive's Date of Termination, or, if the Executive's termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever value is greater) of any stock that would have been allocated or awarded to the Executive under any and all stock-based qualified or non-qualified employee benefit plan or plans maintained by, or covering employees of the Bank, if the Executive were 100% vested thereunder and continued working for the Bank during the two (2) year period following the Executive's Date of Termination at the annual rate of compensation in effect for him immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater);

     (v) the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Bank, if the Executive had continued working for the Company and the Bank during the two (2) year period following the Executive's Date of Termination and had earned the maximum bonus or incentive award in each calendar year that ends during such period, such payments to be equal to the product of:

     (A) the maximum percentage rate at which an award was ever available to the Executive under such incentive compensation plan; multiplied by

     (B) the salary that would have been paid to the Executive during each such calendar year at the annual rate of salary in effect for the Executive immediately prior to the Change in Control or the Executive's Date of Termination (whichever is greater);

such payments to be made (without discounting for early payment) within thirty (30) days following the Executive's termination of employment;

     (b) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the Executive's voluntary or involuntary termination of employment, other than for Termination for Cause, the Bank shall provide the following for the two (2) year period following the Executive's Date of Termination:

     (i) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, if and to the extent necessary to provide coverage for the Executive and the Executive's family equivalent to the coverage to which the Executive would be entitled under the applicable insurance benefit plans of the Bank as in effect on the Executive's Date of Termination or on the date of such Change of Control, whichever benefits are greater; and

     (ii) the fringe benefits and perquisites made available or provided to the Executive by the Bank immediately prior to the Change of Control including, but not limited to, use of any automobile provided to the Executive by the Bank immediately prior to the Change of Control, and continued payment of all membership fees, dues, capital contributions and other expenses for membership in such clubs, associations or other organizations which expenses were paid by the Bank on behalf of the Executive prior to the Change of Control.

     (c) In the event that the Executive is receiving monthly payments pursuant to Section 3(a) hereof, on an annual basis, thereafter, the Executive shall elect whether the balance of the amount payable under the agreement at that time shall be paid in a lump sum or on a pro rata basis. Such election shall be irrevocable for the year for which such election is made.

     (d) Upon the occurrence of a Change in Control, the Executive shall be entitled to receive benefits due him under, or contributed by, the Bank on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Bank on the Executive's behalf to the extent that such benefits are not otherwise paid to the Executive upon a Change in Control.

     (e) Notwithstanding the preceding paragraphs of this Section 3, in the event that:

     (i) the aggregate payments or benefits to be made or afforded to the Executive under said paragraph (the "Termination Benefits") would be deemed to include an "excess parachute payment" under
Section 280G of the Code or any successor thereto, and

     (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's "base amount," as determined in accordance with said
Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus the amount of tax required to be paid by the Executive thereon by Section 499 of the Code, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required by the preceding paragraphs of this Section 3 shall be determined by the Executive.

4.  NOTICE OF TERMINATION.

     (a) Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period), and (B) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination which, in the instance of Termination for Cause, shall be immediate.

5.  SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company guarantees payment and provision of all amounts and benefits due hereunder to the Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.  NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Bank and their respective successors and assigns.

8.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or conditions of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.  REQUIRED REGULATORY PROVISIONS.

     (a) The Bank may terminate the Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice the Executive's right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2 hereinabove.

     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default (as defined in Section 3(x)(1) (12 USC 1813(x)(1)) of the Federal Deposit Insurance Act), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Federal Deposit Insurance Corporation ("FDIC"), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC Section 1823(c)) of the Federal Deposit Insurance Act; or (ii) by the OTS at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k).

10.  REINSTATEMENT OF BENEFITS UNDER SECTION 9(b).

In the event the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in Section 9(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and the Executive will be entitled to receive all of the termination benefits provided for under Section 3 of this Agreement upon the Bank's receipt of a dismissal of charges in the Notice.

11.  SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.  HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.  GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by New York law to the extent not preempted by Federal law.

14.  ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

      In the event any dispute or controversy arising or in connection with the Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due the Executive under this Agreement.

15.  PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement, which payments are guaranteed by the Company pursuant to Section 5 hereof.

16.  INDEMNIFICATION.

The Bank shall provide the Executive (including the Executive's legal representatives, successors and assigns) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (including the Executive's legal representatives, successors and assigns) for reasonable costs and expenses incurred by the Executive in defending or settling any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal or otherwise, including any appeal or other proceeding for review.

Indemnification by the Bank shall be made only upon the final judgment on the merits in favor of the Executive, in case of settlement, in case of final judgment against the Executive or in the case of final judgment in favor of the Executive other than on the merits, if a majority of the disinterested directors of the Bank determine the Executive was acting in good faith within the scope of the Executive's employment or authority in accordance with 12 C.F.R. section 545.121(c)(iii).

Any such information of the Executive must conform with the notice provisions of 12 C.F.R. part 545.121(c)(iii) to indemnify the Executive to the fullest for such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Board of Directors of the Bank, if such action is brought against the Executive in the Executive's capacity as an officer or director of the Bank, however, shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of the Executive's duties.

17.  SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the extent that the Bank would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, CFS Bank and Haven Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, all as of the date first above written.


WITNESS:


---------------------------            -----------------------
                                       Executive

ATTEST:                                CFS BANK


---------------------------            BY: -------------------

SEAL

ATTEST:                                HAVEN BANCORP, INC.


---------------------------            BY: -------------------

SEAL

























STATE OF NEW YORK )
                  : ss.:
COUNTY OF QUEENS  )

On this ________ day of ______________, 1998, before me personally came Mark A. Ricca, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that he resides at ______________________ and that he signed his name to the foregoing instrument.



                                        ---------------------------
                                        Notary Public






STATE OF NEW YORK)
                 : ss.:
COUNTY OF QUEENS )

On this      day of , 1998, before me personally came
                                                    , to me known,
who, being by me duly sworn, did depose and say that he resides at
                                                   , that he is
        of CFS BANK, the savings bank described in and which executed the foregoing instrument; that he knows the seal of said savings bank; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said savings bank; and that he signed his name thereto by like order.



                                        -----------------------
                                        Notary Public